Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Third Quarter 2019 Financial Results

– Third Quarter GAAP EPS of $0.16 –

– Declares $0.13 Per Share Quarterly Dividend –

WINTER PARK, Fla.—(BUSINESS WIRE)—November 1, 2019—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today reported unaudited financial results for its third quarter ended September 29, 2019.

Highlights for the third quarter of 2019 were as follows:

•	Total revenues in the third quarter of 2019 increased 4.0% to $103.0 million compared to $99.0 million in the third quarter of 2018.
•	Net income in the third quarter of 2019 increased 25.7% to $4.5 million, or $0.16 per diluted share, compared to net income of $3.6 million, or $0.12 per diluted share, in the third quarter of 2018.
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Net income in the third quarter of 2019 included $0.3 million in acquisition-related expenses associated with the acquisition of the three restaurants from our Philadelphia and Long Island franchisee, and a $0.3 million income tax benefit related to the impact of discrete income tax items.  Net income in the third quarter of 2018 included $0.4 million in acquisition-related expenses associated with the acquisition of the six restaurants of our Hawaiian franchisee, as well as a $0.1 million income tax benefit related to the impact of discrete income tax items.

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Excluding these adjustments, as well as the results from discontinued operations, non-GAAP diluted earnings per common share were $0.15 in the third quarter of 2019, compared to $0.13 in the third quarter of 2018. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

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During the third quarter of 2019, the Company completed the acquisition of three franchised restaurants with two in the Philadelphia, PA area and one on Long Island, NY as well as development rights for this territory.

•	The Company returned $17.3 million through dividends and share repurchases during the third quarter of 2019.

Cheryl Henry, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “I’m pleased with the strength of our third quarter results including a comp sales increase of 0.6% and pro-forma earnings per share of $0.15.  I’m particularly proud of the commitment to excellence from our team and our franchise partners, who through their execution delivered these achievements in spite of weather-related headwinds and a 19% increase in beef costs during the quarter.”

Henry added, “During the quarter, we continued to strengthen our development pipeline with new leases for Company-owned restaurants in Long Beach, CA and another in Suffolk County on Long Island, NY.

In addition to these investments, we announced a new $60 million share repurchase authorization, which reflects our commitment to delivering on our total return strategy for our shareholders.”

Review of Third Quarter 2019 Operating Results

Restaurant sales in the third quarter of 2019 increased 4.0% to $97.2 million compared to $93.5 million in the third quarter of 2018.  Average unit weekly sales were $93.4 thousand in the third quarter of 2019, an increase of 0.5% compared to $92.9 thousand in the third quarter of 2018.

Company-owned Sales

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Comparable restaurant sales at Company-owned restaurants increased 0.6% compared to the third quarter of 2018, which consisted of a 1.7% decrease in traffic, as measured by entrees, and an average check increase of 2.3%.  Comparable restaurant sales and traffic were negatively impacted by 30 to 40 basis points due to the effects of Hurricane Dorian, and to a lesser degree Tropical Storm Barry, which resulted in eleven lost operating days combined during the third quarter.

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81 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the third quarter of 2019, compared to 78 Ruth’s Chris Steak House restaurants at the end of the third quarter of 2018.  Total operating weeks for the third quarter of 2019 increased to 1,041 from 1,006 in the third quarter of 2018.

Franchise Income

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Franchise income in the third quarter of 2019 was $3.9 million, a decrease of 2.5% compared to $4.0 million in the third quarter of 2018.  The decrease in franchise income was driven primarily by the recent franchise acquisition, which decreased franchise income by $125 thousand.

•	73 franchisee-owned restaurants were open at the end of the third quarter of 2019 compared to 75 at the end of the third quarter of 2018.

Operating Expenses

•	Food and beverage costs, as a percentage of restaurant sales, increased 140 basis points to 29.6% as compared to the third quarter of 2018, primarily driven by a 19% increase in total beef costs.
•	Restaurant operating expenses, as a percentage of restaurant sales, decreased 40 basis points to 52.7% as compared to the third quarter of 2018, primarily due to lower incentive-based compensation.
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Marketing and advertising costs, as a percentage of total revenues, decreased 80 basis points to 3.1% as compared to the third quarter of 2018.  The decrease as a percentage of total revenues, was primarily driven by the planned shift in marketing tactics across the periods.

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General and administrative expenses, as a percentage of total revenues, decreased 80 basis points to 8.1% as compared to the third quarter of 2018.  The decrease as a percentage of total revenues, was primarily driven by lower performance-based compensation, cost management initiatives and lower acquisition deal costs.

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Income tax expense was $0.4 million in the third quarter of 2019 compared to $0.7 million in the third quarter of 2018, a 42% decrease. The decrease was driven primarily by a larger benefit from discrete income tax items in the third quarter of 2019.

Development Update

Subsequent to the end of the third quarter, the Company opened a new restaurant in Columbus, OH and is expected to open an additional restaurant in Somerville, MA later in the fourth quarter.

The Company also recently signed leases for two new restaurants; one in Long Beach, CA, and another restaurant in Suffolk County on Long Island, NY.

We expect to open restaurants in Washington DC, Short Hills, NJ, Worcester, MA, Long Island, NY and Long Beach, CA in 2020.  For 2021, the Company currently expects to open a new restaurant in Oklahoma City, OK.

Our franchise partners are currently expected to open a new restaurant in St. George, UT now expected to open in 2021.

Share Repurchase and Debt

During the third quarter, the Company repurchased approximately 664 thousand shares for $13.5 million, at an average price of $20.26 per share.  Year to date, the Company has repurchased 941 thousand shares for $20.6 million, at an average price of $21.90 per share.

Subsequent to the end of the third quarter, the Company’s Board of Directors approved a new share repurchase program under which it authorized the repurchase of up to $60 million of the Company’s common shares outstanding. The share repurchase authorization is effective immediately and does not expire.  Share repurchases may be made from time to time in the open market or in negotiated transactions depending on share price, market conditions and other factors. The Company had approximately $11.5 million remaining under its previous share repurchase authorization, which is being retired.

During the third quarter the Company increased the amount of its revolving credit facility to $120 million from the previously authorized $90 million.  At the end of the third quarter, the Company had $83 million in debt outstanding under its senior credit facility.

Quarterly Cash Dividend

Subsequent to the end of the quarter, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.13 per share.  The dividend will be paid on December 5, 2019 to shareholders of record as of the close of business on November 21, 2019 and represents an 18% increase from the quarterly cash dividend paid in November of 2018.

Financial Outlook

Based on current information and the aforementioned franchise acquisition, Ruth's Hospitality Group, Inc. is revising its full year 2019 outlook based on a 52-week year ending December 29, 2019, as follows:

•	Food and beverage costs of 28.5% to 29.0% of restaurant sales,
•	Restaurant operating expenses of 48.5% to 49.0% of restaurant sales,
•	Marketing and advertising costs of 3.3% to 3.5% of total revenue,

•	General and administrative expenses of $34.5 million to $35.5 million, inclusive of integration costs related to the acquired franchise restaurants in Philadelphia and Long Island,
•	Pre-opening costs of $2.0 million to $2.2 million,
•	Effective tax rate of 17% to 19%,
•	Capital expenditures of $54 million to $56 million, which contributes to depreciation expense of $21.0 million to $22.0 million,
•	Fully diluted shares outstanding of 29.4 million to 29.6 million (exclusive of any future share repurchases under the Company's share repurchase program.)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to the “Cautionary Note Regarding Forward-Looking Statements” section in this earnings press release and to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss third quarter 2019 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Cheryl Henry, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 201-689-8470. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 13695691. The replay will be available until Friday, November 8, 2019. The call will also be webcast live from the Company's website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings and acquisitions, capital expenditures, strategy, financial outlook, our effective tax rate and the impact of healthcare inflation, recent accounting pronouncements and tax reform legislation, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to income taxes, unclaimed property, Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the inability to successfully integrate franchisee acquisitions into the Company’s business operations; a material failure, interruption or security breach of the Company’s information technology network; the Company’s indemnification obligations in connection with its sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s credit agreement; and changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this presentation to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this presentation have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH’S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income – Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2019	2018	2019	2018

Revenues:
Restaurant sales	$97,226	$93,488	$314,229	$307,390
Franchise income	3,928	4,030	12,907	12,905
Other operating income	1,855	1,497	5,857	4,880
Total revenues	103,009	99,015	332,993	325,175
Costs and expenses:
Food and beverage costs	28,817	26,440	89,688	86,894
Restaurant operating expenses	51,216	49,626	155,974	151,328
Marketing and advertising	3,174	3,813	10,925	11,930
General and administrative costs	8,335	8,809	26,016	27,056
Depreciation and amortization expenses	5,361	4,628	15,453	13,762
Pre-opening costs	535	845	876	1,258
Total costs and expenses	97,438	94,161	298,932	292,228
Operating income	5,571	4,854	34,061	32,947
Other income (expense):
Interest expense, net	(638)	(470)	(1,460)	(1,253)
Other	18	(65)	33	(31)
Income from continuing operations before income tax expense	4,951	4,319	32,634	31,663
Income tax expense	423	727	4,886	4,873
Income from continuing operations	4,528	3,592	27,748	26,790
Income from discontinued operations, net of income taxes	-	9	-	30
Net income	$4,528	$3,601	$27,748	$26,820
Basic earnings per common share:
Continuing operations	$0.16	$0.12	$0.95	$0.90
Discontinued operations	-	-	-	-
Basic earnings per share	$0.16	$0.12	$0.95	$0.90
Diluted earnings per common share:
Continuing operations	$0.16	$0.12	$0.94	$0.88
Discontinued operations	-	-	-	-
Diluted earnings per share	$0.16	$0.12	$0.94	$0.88
Shares used in computing net income per common share:
Basic	28,951,612	29,720,472	29,159,922	29,708,055
Diluted	29,191,076	30,358,284	29,563,396	30,370,193
Dividends declared per common share	$0.13	$0.11	$0.39	$0.33

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and  results from discontinued operations and certain discrete income tax items. We exclude the impact of the results from discontinued operations, the impact of acquisition related costs and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure – Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2019	2018	2019	2018
GAAP Net income	$4,528	$3,601	$27,748	$26,820
GAAP Income tax expense	423	727	4,886	4,873
GAAP Income from discontinued operations	-	(9)	-	(30)
GAAP Income from continuing operations before income tax expense	4,951	4,319	32,634	31,663
Adjustments:
Franchisee acquisition costs	302	415	412	1,275
Adjusted net income from continuing operations before income taxes	5,253	4,734	33,046	32,938
Adjusted income tax expense (1)	(496)	(829)	(4,985)	(5,185)
Impact of excluding certain discrete income tax items	(280)	(80)	(885)	(711)
Non-GAAP net income	$4,477	$3,825	$27,176	$27,042

GAAP diluted earnings per common share	$0.16	$0.12	$0.94	$0.88

Non-GAAP diluted earnings per common share	$0.15	$0.13	$0.92	$0.89

Weighted-average number of common shares outstanding - diluted	29,191,076	30,358,284	29,563,396	30,370,193

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.